Exhibit 5.1
GRACIN & MARLOW, LLP.
The Chrysler Building
405 Lexington Avenue, 26 th Floor
New York, New York 10174
Telephone (212) 907-6457
Facsimile: (212) 208-4657

February 14, 2011

The Board of Directors
Caldera Pharmaceuticals, Inc.
278 DP Road, Suite D
Los Alamos, New Mexico 87544

Re:    Registration Statement on Form S-1

Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (the "Registration Statement") filed by Caldera Pharmaceuticals, Inc., a Delaware corporation (the "Company"), that is intended to register under the Securities Act of 1933, as amended (the "Securities Act"), 1,398,264 shares of the Company's common stock (the "Shares"), of which 633,144 Shares are issuable upon exercise of warrants and the conversion of preferred stock.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that under Delaware law that 765,120 Shares have been duly authorized and will be legally issued, fully paid and non-assessable when paid for and issued in accordance with the terms of the Registration Statement and that 633,144 Shares have been duly authorized and will be legally issued, fully paid, and non-assessable upon exercise of warrants or conversion of preferred stock.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.

Very truly yours,

/s/ Gracin & Marlow, LLP
     Gracin & Marlow, LLP